Exhibit 5.1

April 14, 2014

Endeavour International Corporation

811 Main Street, Suite 2100
Houston, Texas 77002

RE:     Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Endeavour International Corporation, a Nevada corporation (the “Company”), and certain of the Company’s subsidiaries with respect to the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the resale by the selling stockholders named in the Registration Statement of warrants to purchase 729,458 shares of the Company’s common stock (the “Warrants”). The Warrants were issued under a Warrant Agreement, dated as of February 28, 2014 between the Company and the selling stockholders party thereto (the “Warrant Agreement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Warrant Agreement, (iii) the certificates representing the Warrants, (iv) the opinion of Woodburn & Wedge, special counsel to the Company with respect to the State of Nevada, dated April 14, 2014, filed as Exhibit 5.2 to the Registration Statement (the “Nevada Opinion”) and (v) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.  In connection with these opinions, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Warrants will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based upon and subject to the foregoing, assuming that the Warrant Agreement has been duly authorized, executed and delivered by each of the parties thereto, we are of the opinion that he Warrants are the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law).

Dallas Dubai Hong Kong Houston London New York Palo Alto Riyadh Shanghai Tokyo Washington	Tel 713.758.2222 Fax 713.758.2346 www.velaw.com
Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

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We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Warrant Agreement or the Warrants that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited to matters involving the federal laws of the United States of America to the extent specifically referred to herein and the laws of the States of New York, Texas and Nevada (excluding rules, regulations and ordinances of counties, towns, municipalities and other special political subdivisions of the States of New York, Texas and Nevada).  With respect to the laws of the State of Nevada, the opinions expressed herein are subject to the same qualifications, assumptions and limitations as set forth in the Nevada Opinion and are given in reliance on such Nevada Opinion.  We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.